Exhibit 10.14

SUBSCRIPTION AGREEMENT

between

AURORA MOBILE LIMITED,

MERCER INVESTMENTS (SINGAPORE) PTE. LTD.,

MANDRA IBASE LIMITED, and

THE PARTIES listed on Schedule 1 hereto

Dated April 11, 2018

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

TABLE OF CONTENTS

Page
section 1 INTERPRETATION	1

section 2 SUBSCRIPTION FOR SHARES	10

section 3 CONDITIONS PRECEDENT TO COMPLETION	10

section 4 COMPLETION AND POST-COMPLETION ACTIONS	12

section 5 OBLIGATIONS OF THE COMPANY BETWEEN EXECUTION AND COMPLETION	14

section 6 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	14

section 7 COVENANTS	15

section 8 EXPENSES	17

section 9 INDEMNIFICATION	17

section 10 CONFIDENTIALITY	19

section 11 TERMINATION	20

section 12 NOTICES	21

section 13 MISCELLANEOUS	23

section 14 GOVERNING LAW AND ARBITRATION	26

SCHEDULES:

SCHEDULE 1- MAJOR SUBSIDIARIES

SCHEDULE 2- PARTICULARS OF THE GROUP

SCHEDULE 3- ALLOCATION OF THE NOTES

SCHEDULE 4- COVENANTOR WARRANTIES

SCHEDULE 5- INVESTOR WARRANTIES

Execution Version

SUBSCRIPTION AGREEMENT (this “Agreement”) made on the 11th day of April, 2018

BETWEEN:

(1)	AURORA MOBILE LIMITED, an exempted company limited by shares incorporated and existing under the laws of the Cayman Islands with company number 286958 with its registered office at Harneys Fiduciary (Cayman) Limited, P.O. Box 10240, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1002, Cayman Islands (the “Company” and “Issuer”);

(2)	MERCER INVESTMENTS (SINGAPORE) PTE. LTD., a company incorporated and existing under the laws of Singapore with its registered office at 1 Raffles Link, #07-01, One Raffles Link, Singapore 039393 (“GS”);

(3)	MANDRA IBASE LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands with its registered office at 3rd Floor, J & C Building, P.O. Box 933, Road Town, Tortola, BVI, VG1110 (“Mandra”, together with GS, the “Investors” and each an “Investor”); and

(4)	THE PARTIES listed on Schedule 1 (the “Major Subsidiaries”, and each a “Major Subsidiary”).

RECITALS:

(A)	The Company is an exempted company incorporated and existing under the laws of the Cayman Islands. Further particulars of the Company are set forth in Part A of Schedule 2.

(B)	The Company desires to issue to each Investor, and each Investor desires to subscribe for and purchase, a certain number of US$ denominated convertible notes of the Company upon the terms and subject to the conditions set forth herein, on the date of this Agreement.

(C)	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with the Subject Person and (b) in the case of a natural person, any other Person that is a Relative of the Subject Person or that is directly or indirectly Controlled by the Subject Person or by a Relative of the Subject Person. In the case of GS, the term “Affiliate” also includes any fund or limited partnership whose general partner, manager or advisor is The Goldman Sachs Group, Inc. or any of its Subsidiaries.

“Anti-Corruption Laws” means any applicable anti-bribery or anti-corruption law of any jurisdiction in which a Group Company conducts business, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, the Criminal Law of China, the PRC Anti-Unfair Competition Law, and the Provisional Regulations on Anti-Commercial Bribery.

“Anti-Money Laundering Laws” means all applicable anti-money laundering laws of all jurisdictions in which a Group Company conducts its business, the rules and regulations thereunder, including all anti-money laundering laws of the PRC, the U.S. and the United Kingdom.

“Board” means the board of directors of the Company.

“Business” means the internet and big data related business conducted by the Group.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in (a) the city in which the specified office of the registrar of the Company is located, (b) the city in which the specified office of the Company is located, (c) Hong Kong, (d) Singapore, (e) Beijing and (f) (in relation to any date for payment or purchase of a currency) the principal financial center of the country of that currency.

“Charter Documents” means, collectively, the Memorandum and Articles of Association of the Company.

“Common Shares” means the common shares with a par value of US$0.0001 per share in the share capital of the Company.

“Completion” means the completion of the subscription for and issuance of the Notes.

“Completion Date” means the date and time at which Completion takes place.

“Conditions” means the terms and conditions in respect of the Notes, in the form of Exhibit B.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of share capital, possession of Voting Rights, by contract or otherwise, and in each case “Controller”, “Controlled”, “Controlling” and “Controls” shall be construed accordingly.

“Control Documents” means (a) the exclusive business cooperation agreement dated August 5, 2014 entered into between Opco and the WFOE, (b) the equity interest pledge agreement dated August 5, 2014 entered into between Pledgor 1, Opco and the WFOE, (c) the equity interest pledge agreement dated August 5, 2014 entered into between Pledgor 2, Opco and the WFOE, (d) the equity interest pledge agreement dated August 5, 2014 entered into between Pledgor 3, Opco and the WFOE, (e) the exclusive option agreement dated August 5, 2014 entered into between Pledgor 1, Opco and the WFOE, (f) the exclusive option agreement dated August 5, 2014 entered into between Pledgor 2, Opco and the WFOE, (g) the exclusive option agreement dated August 5, 2014 entered into between Pledgor 3, Opco and the WFOE, (h) the power of attorney dated August 5, 2014 entered into by Pledgor 1 in favor of the WFOE, and acknowledged by the WFOE and Opco, (i) the power of attorney dated August 5, 2014 entered into by Pledgor 2 in favor of the WFOE, and acknowledged by the WFOE and Opco, (j) the power of attorney dated August 5, 2014 entered into by Pledgor 3 in favor of the WFOE, and acknowledged by the WFOE and Opco and (k) any other document designated as a “Control Document” by the Majority Investors and the Company.

“Conversion Shares” means Common Shares issuable upon conversion of any Notes.

“Covenantor Warranties” means the representations, warranties and undertakings of the Covenantors set forth in Schedule 4.

“Covenantors” means, collectively, the Company and each of the Major Subsidiaries.

“Disclosure Schedule” means the disclosure schedule attached hereto as Exhibit E.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equity Interests” means, in relation to any Person, (a) any shares of any class or capital stock of or equity interests (including any membership interest, partnership interest or registered capital, joint venture or other ownership interest) in such Person or any depositary receipt in respect of any such shares, capital stock or equity interests; (b) any securities that are directly or indirectly convertible into, or exercisable or exchangeable for (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) any such shares, capital stock or equity interests (including any membership interest, partnership interest registered capital, joint venture or other ownership interest (whether or not such derivative securities are issued by such Person)) or any depositary receipt in respect of any such securities; or (c) any option, warrant or other right to acquire any such shares, capital stock or equity interest securities (including any membership interest, partnership interest registered capital, joint venture or other ownership interest) (whether or not such derivative securities are issued by such Person) or depositary receipts referred to in paragraphs (a) and/or (b) above. Unless the context otherwise requires, any reference to “Equity Interests” refers to the Equity Interests of the Company.

“ESOP” means any share option plan or other equity based incentive plan.

“Existing Preference Share” means any Series A Share, any Series B Share, any Series C Share or any Series D Share.

“Existing Preference Share Documents” means (a) the Existing Shareholders Agreement, (b) the Charter Documents, (c) the Series A Share Purchase Agreement, (d) the Series B Share Purchase Agreement, (e) the Series C Purchase Agreement, (f) the Series D Purchase Agreement and (g) any document or instrument entered into pursuant to or in connection with the subscription of the Existing Preference Shares.

“Existing Shareholders Agreement” means the fourth amended and restated shareholders’ agreement dated May 10, 2017 entered into between Aurora Mobile Limited, the Investors, the Founder Parties, the Major Subsidiaries, the Angel Investor and HAKIM (each as defined therein), as may be amended and/or restated from time to time.

“Finance Documents” means (a) the Notes, (b) the Conditions and (c) any other document designated as a “Finance Document” by the Majority Investors and the Company.

“Governmental Authority” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute) of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company, the Major Subsidiaries and their respective Subsidiaries from time to time, and “Group Company” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the international financial reporting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Investor Warranties” means, with respect to each Investor, the representations, warranties and undertakings of such Investor set forth in Schedule 5.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, in the form of Exhibit A, to be entered into by the Company, the Investors and certain Shareholders.

“Longstop Date” means May 31, 2018.

“Majority Investors” means, at any time, any one or more Investors holding, in the aggregate, more than 50 per cent. of the then outstanding Equity Interests held by all Investors (calculated on an as converted basis).

“Material Adverse Effect” means any condition, circumstance, change or effect that has or could reasonably be expected to have a material adverse effect or change on (a) the business, operations, assets, property, condition (financial or otherwise) or prospects of any Group Company; (b) the ability of any Covenantor to perform its obligations under the Transaction Documents; or (c) the legality, validity or enforceability of, or the effectiveness of, any Transaction Document or the rights or remedies of any Investor under any of the Transaction Documents.

“MIIT” means the Ministry of Industry and Information Technology of the PRC or its competent local counterpart.

“Notes” means the US$35,000,000 zero coupon non-guaranteed and unsecured convertible notes due 2021 convertible into Conversion Shares.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Ownership” of any person at any time means the percentage owned by such person of all Common Shares in issue at such time on a fully diluted basis, assuming the exercise, conversion or exchange of all options, warrants and other securities exercisable for or convertible or exchangeable into Common Shares (including the exercise of all outstanding options under the ESOP and conversion of all Notes), regardless of whether such options, warrants or other securities are currently exercisable, convertible or exchangeable at such time.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Pledgor 1” means Luo Weidong (罗伟东), a PRC national who resides at No. 10, Fu Qian Heng Jie, Ye Tang She Qu Ju Wei Hui, Ye Tang Town, Xing Ning, Guangdong, China and holds PRC resident identification number ##################.

“Pledgor 2” means Wang Xiaodao (王小导), a PRC national who resides at Room 30C, Ming Yue Garden, Yi Tian Road, Fu Tian District, Shenzhen, Guangdong, China and holds PRC resident identification number ##################.

“Pledgor 3” means Fang Jiawen (方家文), a PRC national who resides at No. 1, Ke Fa Road, Ke Ji Yuan, Nanshan District, Shenzhen, Guangdong, China and holds PRC resident identification number ##################.

“PRC” means the People’s Republic of China and for the purpose of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“PRC Companies” means collectively the Subsidiaries of the Company which are incorporated under the laws of the PRC, including for the time being, the WFOE and Opco, and a “PRC Company” means any of the foregoing.

“PRC GAAP” means the generally accepted accounting principles applied in the PRC.

“Related Party” of a Person (the “Subject Person”) means (a) any direct or indirect shareholder of the Subject Person or its Subsidiaries, (b) any director of the Subject Person or its Subsidiaries, (c) any officer of the Subject Person or its Subsidiaries, (d) any Relative of a shareholder, director or officer of the Subject Person or its Subsidiaries, (e) any Person in which any shareholder, director or officer of the Subject Person or its Subsidiaries has any interest, other than a passive shareholding of less than one percent in a publicly listed company, or over which a Related Party exercises Control or significant influence through voting, position or ownership or (f) any other Affiliate of the Subject Person or its Subsidiaries.

“Relative” of a natural person means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, step-sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin-in-law, uncle, aunt, nephew, niece of that natural person or their spouse, including adoptive relationships.

“Sanctions Laws” means all economic or financial sanctions laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by OFAC, and its “Specially Designated Nationals and Blocked Persons” lists), the PRC, Hong Kong, the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations, the United Kingdom or any other relevant sanctions Governmental Authority.

“Series A Share” means any series A preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Series A Share Purchase Agreement” has the meaning given to such term in the Charter Documents;

“Series B Share” means any series B preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Series B Share Purchase Agreement” has the meaning given to such term in the Charter Documents;

“Series C Share” means any series C preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Series C Share Purchase Agreement” has the meaning given to such term in the Charter Documents;

“Series D Share” means any series D preferred share of par value US$0.0001 each of the Company, with the rights and privileges as set forth in the Charter Documents;

“Series D Share Purchase Agreement” has the meaning given to such term in the Charter Documents;

“Service Agreement Riders” means the service agreement riders set out in Exhibit D.

“Shareholders” means all the persons set forth in Section 6 of Part A of Schedule 2, who are all the shareholders of the Company as at the date hereof.

“Social Insurance” means any form of social insurance as required by applicable laws (including without limitation pension fund, medical insurance, unemployment insurance, work-related injury insurance, maternity insurance and housing fund).

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of Equity Interests or voting power or is deemed a subsidiary of the specified Person under applicable law or IFRS.

“Tax” means any and all applicable tax or taxes (including any value added tax, sales tax, land use tax, deed tax, real estate tax, capital tax, individual income tax, enterprise income tax, or business tax, stamp or other duty (including any registration and transfer duties), levy, impost, charge, fee, deduction, penalty or withholding imposed, levied, collected or assessed) and includes any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same.

“Template Development Agreement” means the template development agreement set out in Exhibit C.

“Transaction Documents” means (a) this Agreement, (b) the Investors’ Rights Agreement, (c) the Charter Documents, (d) the Finance Documents, (e) the Control Documents, (f) any document designated as a “Transaction Document” by the Majority Investors and the Company and (g) any other document entered into pursuant to or in connection with this Agreement.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“US” or “U.S.” means the United States of America.

“US$” means United States Dollars, the lawful currency of the US.

“Voting Rights” means the right generally to vote at a general meeting of shareholders of a Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Warranties” means the Covenantor Warranties and the Investor Warranties.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Agreement”	Preamble
“Arbitration Board”	Section 14.2(a)
“Company”	Preamble
“Confidential Information”	Section 10.1
“Dispute”	Section 14.2(a)
“GS Consideration”	Section 2.1(a)
“HKIAC Arbitration Rules”	Section 14.2(a)
“Indemnified Party”	Section 9.1
“Indemnifying Party”	Section 9.1
“Investors”	Preamble
“Losses”	Section 9.1
“Major Subsidiaries”	Preamble
“Proceeds”	Section 2.4
“Process Agent”	Section 14.4
“Representatives”	Section 10.2(b)

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof”, “hereunder” and “hereto”, and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

(g)	Knowledge. Where any statement is qualified by the expression “to the knowledge of a Person” or any similar expression, that statement shall, unless otherwise stated, be deemed to refer to the knowledge of a prudent Person in the position of such Person who shall be deemed to have knowledge of such matters as he would have discovered, had he made such enquiries and investigations as a prudent Person would have made to confirm the subject matter of the statement.

(h)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(i)	Share Calculations. In calculations of share numbers, references to a “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Interests convertible into or exercisable or exchangeable for Common Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged. Any reference to a number or price of Common Shares shall be appropriately adjusted to reflect any bonus share issue, share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting the shares of the Company.

(j)	Language. This Agreement is drawn up in the English language.

SECTION 2

SUBSCRIPTION FOR SHARES

2.1	Notes. Upon the terms and subject to the applicable conditions of this Agreement:

(a)	GS agrees to subscribe for, and the Company agrees to issue to GS at Completion, Notes in the principal amount of US$30,000,000 for a total subscription price of US$30,000,000 (the “GS Consideration”); and

(b)	Mandra agrees to subscribe for, and the Company agrees to issue to Mandra at Completion, Notes in the principal amount of US$5,000,000 for a total subscription price of US$5,000,000 (the “Mandra Consideration”).

2.2	Consideration. GS shall pay the GS Consideration, and Mandra shall pay the Mandra Consideration at Completion in accordance with Section 4.2(b). Compliance by an Investor with its obligations under Section 4.2(b) shall constitute full discharge of such Investor’s obligations to pay to the Company the GS Consideration pursuant to Section 2.1(a) (if such Investor is GS) or the Mandra Consideration pursuant to Section 2.1(b) (if such Investor is Mandra).

2.3	Several Subscriptions. The subscription by each of the Investors as set forth in this Section 2 shall be a separate and severally enforceable and terminable transaction in accordance with the terms of this Agreement. Each Investor’s rights and obligations in respect of its respective subscription as provided herein shall be several and independent. Each Investor may, at its sole election, exercise or enforce its rights against the Company severally. Any reference to the Investors in this Agreement shall, where the context permits, mean each of the Investors severally.

2.4	Use of Proceeds. The Company shall use all of the proceeds from the issuance of the Notes (the “Proceeds”) for general corporate and working capital purposes of the Group and up to fifty percent (50%) of the Proceeds for repurchase of outstanding shares in the Company.

SECTION 3

CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent to Obligations of Investors at Completion. The obligations of an Investor to complete the subscription of the Notes at Completion are subject to the fulfillment, prior to or simultaneously with the Completion, of the following conditions to the satisfaction of or waiver by such Investor:

(a)	the Covenantor Warranties remaining true and correct in all respects on the Completion Date as provided in Section 6.5;

(b)	each Covenantor having performed and complied in all respects with all of its agreements, obligations and conditions contained in the Transaction Documents to which it is a party that are required to be performed or complied with by it on or before Completion;

(c)	all corporate and other proceedings in connection with the transactions contemplated at or prior to Completion pursuant to the Transaction Documents and all documents and instruments incident thereto being completed and reasonably satisfactory in form and substance to such Investor;

(d)	all approval, authorization, consent or waiver, including the approval and consent granted by any Governmental Authority or any other person (required pursuant to any applicable law or regulation of any Governmental Authority, or pursuant to any contract binding on the Company or to which the Company or its assets are subject or bound), the Shareholders waiving their preemptive rights, rights of first offer and any other rights that they might have in relation to the purchase and subscription of the Notes (and the issue of the Conversion Shares), and all approvals, authorizations or consents necessary for the consummation of the transactions contemplated under this Agreement and the other Transaction Documents having been obtained or made;

(e)	there having been no event or events which would have a Material Adverse Effect on the Group Companies or their businesses, operations, technologies, assets or other financial conditions. None of the Group Companies has taken any step, action or measure (or omitted to take the same), which has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)	each Transaction Document having been duly executed by each party thereto other than the Investors;

(g)	such Investor having received an opinion from (i)Travers Thorp Alberga, Cayman Islands counsel to the Company and (ii) Han Kun Law Offices, PRC counsel to the Company, each dated as of the Completion Date in form and substance to the satisfaction of such Investor; and

(h)	the Company having delivered to such Investor a certificate, dated the Completion Date and signed by a director of the Company, certifying that the conditions set forth in paragraphs (a) through (g) of this Section 3.1 have been satisfied, with evidence of the satisfaction of the conditions set forth in paragraphs (c) and (d) of this Section 3.1 appended thereto.

3.2	Conditions Precedent to Obligations of Company at Completion. With respect to an Investor, the Company’s obligation to complete the issuance of the Notes to such Investor at the Completion is subject to the fulfillment, prior to or simultaneously with the Completion, of the following conditions to the satisfaction of or waiver by the Company:

(a)	the Investor Warranties of such Investor remaining true and correct in all respects on the Completion Date; and

(b)	each Transaction Document having been duly executed by such Investor to which such Investor is a party.

SECTION 4

COMPLETION AND POST-COMPLETION ACTIONS

4.1	Time and Place of Completion. Completion shall take place remotely via the exchange of documents and signatures on the fifth (5th) Business Day (or such shorter period agreed by the Parties) after all the conditions precedent set forth in Sections 3.1 and 3.2 (other than those conditions precedent that by their terms cannot be fulfilled until the Completion, but subject to the satisfaction or waiver thereof) are satisfied or waived in writing, or at such other time and place as the Parties may agree or as may be determined pursuant to Section 4.4.

4.2	Actions at Completion. At Completion,

(a)	the Company shall, with respect to an Investor:

(i)	issue to such Investor the Notes in the principal amount set forth opposite such Investor’s name in Schedule 3, free and clear of all Encumbrances;

(ii)	duly register without registration fee such Investor as the holder of Notes in the principal amount referred to in Section 4.2(a)(i) in the Company’s register of noteholders;

(iii)	deliver to such Investor a copy of the register of noteholders of the Company as at the Completion Date, updated to reflect the issue of the relevant Notes to such Investor and certified by a director of the Company or the Company’s registered agent as a true, complete and correct copy of the original; and

(iv)	deliver to such Investor definitive certificates, duly completed in the name of such Investor and reflecting such Investor’s ownership of Notes in the principal amount referred to in Section 4.2(a)(i);

(b)	each of GS and Mandra shall, against compliance by the Company with the provisions of Section 4.2(a) with respect to GS or Mandra (as applicable), pay the GS Consideration and the Mandra Consideration respectively to the Company’s bank account (details of which are set out below) in USD, and shall each deliver to the Company a copy of the irrevocable wiring instructions to such Investor’s bank (known as “MT-103” and containing the SWIFT number of such remittance):

Account name: AURORA MOBILE LIMITED

Account No.: ###-####-###

Bank: Silicon Valley Bank

Bank Address: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA, CA95054, USA

SWIFT Code: SVBKUS6S

4.3	Efforts to Fulfill Completion Conditions. Each of the Covenantors shall use all reasonable efforts to ensure that the conditions set forth in Section 3.1 shall be fulfilled by the Longstop Date. Each of the Investors shall use all reasonable efforts to ensure that the conditions set forth in Section 3.2 with respect to itself shall be fulfilled by the Longstop Date.

4.4	Actions if Conditions not Fulfilled. If any condition set forth in Section 3 shall not have been fulfilled or waived in writing by the Longstop Date,

(a)	each Investor, in the case of any of the conditions set forth in Section 3.1 with respect to itself not being fulfilled or waived in writing, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)	defer the Completion of such Investor’s subscription of the relevant Notes to a later date;

(ii)	so far as practicable, proceed to the Completion of such Investor’s subscription of the relevant Notes; or

(iii)	terminate this Agreement with respect to its subscription of the relevant Notes in accordance with Section 11.2; and

(b)	the Company, in the case of any of the conditions set forth in Section 3.2 with respect to any Investor not being fulfilled or waived in writing, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)	defer the Completion of such Investor’s subscription of the relevant Notes to a later date;

(ii)	so far as practicable, proceed to the Completion of such Investor’s subscription of the relevant Notes; or

(iii)	terminate this Agreement with respect to such Investor’s subscription of the relevant Notes in accordance with Section 11.2.

SECTION 5

OBLIGATIONS OF THE COMPANY BETWEEN EXECUTION AND COMPLETION

5.1	Notices of Breaches. From the date hereof through to the Completion Date, each Group Company shall (and the Covenantors shall cause each of the Group Companies to), conduct its business in a manner so as to ensure that the Covenantor Warranties shall continue to be true and correct on and as of the Completion Date as if made on and as of the Completion Date. Each Covenantor shall give each Investor prompt notice of any event, condition or circumstance occurring from the date hereof until the Completion Date that would constitute a violation or breach of any Covenantor Warranty if such Covenantor Warranty were made as of any date from the date hereof until the Completion Date, or that would constitute a violation or breach of any terms and conditions contained in this Agreement.

5.2	Restrictions on Actions Between Signing and Closing. From the date hereof through the Completion Date, without the prior written consent of each Investor, none of the Group Companies shall, and the Covenantors shall not permit any of the Group Companies to, take any of the actions, or take or omit to take any action that would have the effect of any of the actions, set forth in condition 10 in the Conditions.

SECTION 6

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Covenantor Warranties. Each of the Covenantors hereby, jointly and severally, represents, warrants and undertakes to each Investor in the terms of each of the Covenantor Warranties set forth in Schedule 4 and acknowledges that each Investor in entering into this Agreement is relying on such Covenantor Warranties.

6.2	Investor Warranties. Each Investor, severally but not jointly, represents, warrants and undertakes to the Covenantors in the terms of each of the Investor Warranties set forth in Schedule 5 with respect to itself and acknowledges that the Company in entering into this Agreement is relying on such Investor Warranties.

6.3	Knowledge of Claims. Each of the Covenantor Warranties is given subject to the matters fully and fairly disclosed in the Disclosure Schedule, but no other information relating to the Covenantors of which any Investor has knowledge (actual or constructive), no other information relating to any Investor of which any Covenantor has knowledge (actual or constructive) and no investigation by or on behalf of any Investor or any Covenantor shall prejudice any claim made by any Investor or any Covenantor, as the case may be, under the indemnity contained in section 9 or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against any Covenantor or any Investor that any Investor or any Covenantor, as the case may be, knew or ought to have known or had constructive knowledge of any information (other than as fully and fairly disclosed in the Disclosure Schedule) relating to the circumstances giving rise to such claim.

6.4	Separate and Independent. Each of the Covenantor Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

6.5	Bring-Down to Completion. The Covenantor Warranties shall be deemed to be repeated as at Completion as if they were made on and as of the Completion Date and all references therein to the date of this Agreement were references to the Completion Date.

6.6	Survival. The Covenantor Warranties and Section 7 shall survive the Completion and (a) the Covenantor Warranties shall (other than the Covenantor Warranties set forth in Sections 1, 2, 3, 5(b), 5(e), 5(g), 9(a), 12 and 13(g) of Schedule 4) expire and be of no further force and effect upon the expiry of 24 months after the Completion; (b) the Covenantor Warranties set forth in Sections 1, 2, 3, 5(b), 5(e), 5(g), 9(a) and 13(g) of Schedule 4 and Section 7 shall survive the Completion and continue to be in full force and effect; and (c) the Covenantor Warranties set forth in Section 12 of Schedule 4 shall survive the Completion and shall expire and be of no further force and effect upon the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive). After expiry of a Warranty in accordance with the foregoing, such Warranty shall be extinguished and no claim for the recovery of any Losses may be asserted against the Party that makes the relevant Warranty; provided, however, that claims first asserted in writing with specificity within the applicable period referred to above shall not thereafter be barred.

SECTION 7

COVENANTS

7.1	Access. As from the date of this Agreement, each Group Company shall, (and the Covenantors shall cause each Group Company to), upon reasonable prior notice by any Investor and during normal business hours, give full access to such Investor and its Affiliates and the respective accountants, counsel and agents of such Investor and its Affiliates, to its premises, all of its books and records and its authorized representatives and officers, accountants and counsel and other advisors and consultants, and shall instruct its officers and to give promptly all information and explanations to such Investor or any such persons as such Investor may reasonably request.

7.2	Compliance with Laws. Each Group Company shall (and the Covenantors shall cause each Group Company and their respective Affiliates to), use its best efforts to procure that the directors, officers, employees, agents and any other Persons acting for or on behalf of each Group Company and their respective Affiliates shall conduct all business in compliance with all applicable Laws at all times.

7.3	Anti-Corruption Laws Compliance. None of the Group Companies shall, and the Covenantors shall not permit any of the Group Companies or their respective Affiliates to, permit any of its Subsidiaries or Affiliates or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official or any other Person, in each case, in violation of any Anti-Corruption Laws. Each Group Company further covenants that it shall, and the Covenantors shall cause each Group Company and each of their respective Affiliates to, (a) cease all of its or their respective activities, as well as remediate any actions taken by any Group Company, its Subsidiaries or Affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents in violation of any Anti-Corruption Laws or any other applicable anti-bribery or anti-corruption law, and (b) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws.

7.4	No Sanctions.

(a)	None of the Group Companies shall (and the Covenantors shall not permit any of the Group Companies or their respective Affiliates to) directly or indirectly use the Proceeds, or lend, contribute or otherwise make available such Proceeds to any Person which is targeted by or subject to any Sanctions Laws.

(b)	None of the Group Companies shall (and the Covenantors shall not permit any of the Group Companies or their respective Affiliates to) engage, directly or indirectly, in any other activities that would result in a violation of Sanctions Laws by any Person, including any Person participating in the transactions contemplated by this Agreement or in any of the other Transaction Documents.

7.5	Anti-Money Laundering. Each Group Company shall (and the Covenantors shall cause each Group Company to) conduct its operations at all times in compliance with Anti-Money Laundering Laws.

7.6	Subordination. Each Covenantor expressly agrees to postpone and subordinate any and all present and future moneys due, owing or incurred by the Company to such Covenantor (in each case, whether alone or jointly, or jointly or severally, with any other Person, whether actually or contingently, and whether as principal, surety or otherwise) to any and all present and future moneys, debts and liabilities due, owing or incurred by the Company to the Investors under or in connection with the Finance Documents as and when due and payable.

7.7	Sharing Among Investors. Each Investor shall comply (and shall ensure that all of its future assignees or transferees shall comply), as between themselves, with conditions 7.4 and 17 of the Conditions.

7.8	Personal Information and Data Protection. Opco shall (and the Covenantors shall ensure Opco will) implement and maintain an adequate personal information and data protection system with respect to information received by Opco, which is to the reasonable satisfaction of each Investor.

7.9	Future Agreements.

(a)	Future Development Agreements. Opco shall (and the Covenantors shall ensure Opco will) use reasonable endeavors to use the Template Development Agreement for all of its future development agreements that Opco intends to enter into with existing and new app developers.

(b)	Future Service Agreements. Opco shall (and the Covenantors shall ensure Opco will), to the extent applicable, use reasonable endeavors to include the Service Agreement Riders in its future service agreements with existing and new clients that Opco intends to enter into in respect of all of Opco’s Risk Management services.

(c)	In the event any of Opco’s businesses or services are assumed by any Subsidiary, Affiliate or successor entity, the covenants of Opco set out in Section 7.8 and paragraphs (a) and (b) above, shall be deemed to apply to such Subsidiary, Affiliate or successor entity as if such Subsidiary, Affiliate or successor entity was Opco.

(d)	In the event of any change in the PRC Laws or market practice that will cause the provisions of the Template Development Agreement or Service Agreement Riders to be invalid, illegal, unenforceable, inappropriate or insufficient, the Covenantors have the right to revise the Template Development Agreement or Service Agreement Riders (as applicable).

SECTION 8

EXPENSES

8.1	Expenses. Each Party shall bear the fees and expenses incurred by it in connection with the transaction contemplated, except otherwise provided in this Agreement or any other Transaction Document.

SECTION 9

INDEMNIFICATION

9.1	General Indemnification. The Covenantors (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, and hereby agree to, jointly and severally indemnify, defend and hold harmless each Investor, such Investor’s Affiliates and the respective officers, directors, agents and employees of such Investor and its Affiliates (each acting in its capacity as an officer, director, agent or employee of such Investor or any of its Affiliates) (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by an Indemnified Party in any action between any Indemnifying Party and such Indemnified Party or between such Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of (a) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Covenantor in or pursuant to this Agreement or any other Transaction Documents, (b) any Group Company’s failure to pay any tax or Social Insurance in accordance with the applicable laws for all tax periods ending on or before the Completion Date and the portion through the end of the Completion Date for any tax period that includes (but does not end on) the Completion Date, (c) any Group Company’s failure to comply with any applicable laws during any time prior to Completion, (d) any liability attributable to the infringement, violation or misappropriation of any Intellectual Property rights of any third party by any Group Company, (e) any Group Company’s failure to timely obtain any consent or permit from any competent Governmental Authority in accordance with applicable laws and (f) any litigation, arbitration, investigations that are brought against any Group Company for matters that incurred before or are attributable to any event or situation incurred or existing before the Completion Date. In connection with the obligation of any Indemnifying Party to indemnify for expenses as set forth above, such Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses as they are incurred by such Indemnified Party.

9.2	Limitations on Liability. Any indemnity as referred to in Section 9.1 for breach of a Covenantor Warranty shall be such as to place the relevant Investor in the same position as it would have been in had there not been any breach of the Covenantor Warranty under which such Investor is to be indemnified. Further, the Parties expressly agree that (i) the maximum aggregate liability of the Indemnifying Parties under this Agreement (a) with respect to all Losses incurred by GS, its Affiliates and the respective officers, directors, agents and employees of GS and its Affiliates (each acting in its capacity as an officer, director, agent or employee of GS or any of its Affiliates) for breach of any Covenantor Warranty shall not exceed the GS Consideration and (b) with respect to all Losses for breach of any Covenantor Warranty incurred by Mandra, its Affiliates and the respective officers, directors, agents and employees of Mandra and its Affiliates (each acting in its capacity as an officer, director, agent or employee of Mandra or any of its Affiliates) shall not exceed the Mandra Consideration; (ii) the Indemnifying Party shall not be liable for breach of any Covenantor Warranty in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Section 9.2(ii)) in respect of any such claim or series of claims does not exceed US$100,000, and where the liability agreed or determined in respect of any such claim or series of claims exceeds US$100,000, the Indemnifying Party shall be liable for the amount of the claim or series of claims as agreed or determined; and (iii) the Indemnifying Party shall not be liable for breach of any Covenantor Warranty in respect of any claim where the aggregate amount of all claims for which the Indemnifying Party would otherwise be liable for breach of any Covenantor Warranty (disregarding the provisions of this Section 9.2(iii)) does not exceed US$1,000,000, and where the amount agreed or determined in respect of all claims referred to in this Section 9.2(iii) exceeds US$1,000,000, the Indemnifying Party shall be liable for the aggregate amount of all claims as agreed or determined.

SECTION 10

CONFIDENTIALITY

10.1	Confidentiality. Upon the execution of this Agreement, each Party shall, and shall cause any Person who is Controlled by such Party and who is in receipt of such information to, (1) keep confidential the terms, conditions, and existence of this Agreement, the other Transaction Documents and any related documentation, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Company and the Investors shall mutually agree otherwise, and (2) not use any Confidential Information in such manner that is detrimental to the other concerned Party; provided, that any Party hereto may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by applicable law, regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a Governmental Authority (including in response to oral questions, interrogatories or requests for information or documents) or any other Governmental Order; provided that such Party shall, where practicable and to the extent permitted by applicable laws, provide the other Parties with prompt written notice of that fact subject to any practicable arrangements to protect confidentiality and without compromising any privileges; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep such information confidential to the extent reasonably requested by any such other, (b) to its officers, directors, employees, and professional advisors on a need-to-know basis, (c) in the case of each of the Investors, to its auditors, counsel, directors, officers, employees, fund managers, shareholders, partners (whether current or prospective, and including any business partners) or investors, representatives or advisors so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (d) to its current or bona fide prospective investors, investment bankers and any Person otherwise providing substantial debt or equity financing (including any co-investors, financing sources, transferees, bankers and lenders) to such Party on a need-to know basis for the performance of its obligations in connection thereof so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and in no case will an Investor be liable for any breaches by any of its advisors or agents. For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Section 10.1, or (iii) is or becomes available to the receiving Party from a third party who has no confidentiality obligations to the disclosing Party. Save as to disclosures required under applicable law, regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a Governmental Authority (including in response to oral questions, interrogatories or requests for information or documents) or any other Governmental Order, each Party shall not, and shall cause its Affiliate(s) not to, make any announcement regarding the consummation of the transaction contemplated by this Agreement, the other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the other Parties’ prior written consents.

10.2	Tax Exception. Notwithstanding anything herein to the contrary, the Investor (and any director, officer, employee, agent, consultant, and professional adviser of the Investor) may disclose to any and all such Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions described herein and all materials of any kind (including Tax opinions or other Tax analyses) that are provided to the Investor relating to such Tax treatment or Tax structure. However, any information relating to the US federal or state income tax treatment or Tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any Person to comply with applicable securities laws. “Tax structure” is limited to any facts relevant to the US federal or state income tax treatment of the transactions described herein but does not include information relating to the identity of the issuer of the relevant securities or the issuer of any assets underlying such securities, or any of their respective Affiliates that are offering such securities.

SECTION 11

TERMINATION

11.1	Effective Date; Termination. This Agreement shall become effective upon execution hereof by all of the Parties and shall continue in force until terminated in accordance with Section 11.2.

11.2	Events of Termination. This Agreement or a Party’s rights and obligations under this Agreement may be terminated prior to Completion as follows:

(a)	if any one or more of the conditions to the obligation of an Investor set forth in Section 3.1 to complete has not been fulfilled to the satisfaction of such Investor or waived by such Investor on or prior to the Longstop Date, such Investor shall have the right to terminate all of its rights and obligations relating to its subscription of the Notes under this Agreement (for the avoidance of doubt, no other Investor’s right to subscribe for the relevant Notes of the Company under this Agreement shall be affected by such termination by such Investor); or

(b)	if any one or more of the conditions to the obligation of the Company set forth in Section 3.2 to complete the issue of Notes to an Investor has not been fulfilled to the satisfaction of the Company or waived by the Company on or prior to the Longstop Date, the Company shall have the right to terminate all of such Investor’s rights and obligations relating to its subscription of the Notes under this Agreement (for the avoidance of doubt, no other Investor’s right to subscribe for the relevant Notes of the Company under this Agreement shall be affected by such termination);

(c)	if any Covenantor has breached any Covenantor Warranty, or any other material covenant or agreement of any Covenantor contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within 30 days after being notified in writing of the same, each Investor shall have the right to terminate all of its rights and obligations relating to its subscription of the Notes under this Agreement (for the avoidance of doubt, no other Investor’s right to subscribe for the relevant Notes of the Company under this Agreement shall be affected by such termination by such Investor);

(d)	if any Investor has breached any Investor Warranty, or any other material covenant or agreement of such Investor contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within 30 days after such Investor being notified in writing of the same, the Company shall have the right to terminate all of such Investor’s rights and obligations relating to its subscription of the relevant Notes under this Agreement (for the avoidance of doubt, no other Investor’s right to subscribe for the relevant Notes of the Company under this Agreement shall be affected by such termination); or

(e)	at any time on or prior to the Completion Date, by written consent of all Parties.

11.3	Survival. If this Agreement is terminated in accordance with Section 11.2(e), it shall become void and of no further force and effect; and if the rights and obligations of any Party under this Agreement are terminated pursuant to Section 11.2 (other than Section 11.2(e)), the Agreement shall become void and of no further force and effect in respect of the Covenantors and the relevant Investor, in each case except for the provisions of Section 1.3 (Interpretation), Section 4.4 (Actions if Conditions not Fulfilled), Section 8 (Expenses), Section 9 (Indemnification), Section 10 (Confidentiality), this Section 11.3, Section 12 (Notices), Section 13 (Miscellaneous) and Section 14 (Governing Law and Arbitration); provided, however, that such termination shall, unless otherwise agreed by the relevant Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

SECTION 12

NOTICES

12.1	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number, with a copy to its e-mail address (if any) set out below (or such other address or fax number as the addressee has by five (5) Business Days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third (3rd) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

12.2	Addresses and Fax Numbers. The initial address and facsimile for each Party for the purposes of this Agreement are:

Any of the Group Companies

Shenzhen Hexun Huagu Information Technology Co., Ltd. (深圳市和讯华谷信息技术有限公司)

Address:

Facsimile No.:

Mobile No.:

Attention:

Investor

Mercer Investments (Singapore) Pte. Ltd.

Address:

Facsimile No.:

Attention:

With a copy to:

Goldman Sachs (Asia) L.L.C.

Address:

Facsimile No.:

Attention:

Mandra

MANDRA IBASE LIMITED

Address:

Facsimile No.:

Attention:

SECTION 13

MISCELLANEOUS

13.1	Enforcement Action. For the avoidance of doubt, any obligation on the part of an Investor to make the investment hereunder is made solely to the Company, and no other Party shall have any right to enforce such obligation against such Investor.

13.2	Promotion.

(a)	None of the Parties shall use the name of Goldman, Sachs & Co. LLC, GS or any of its Affiliates without obtaining in each instance the prior written consent of GS.

(b)	Each Group Company agrees that it will not, and the Covenantors shall cause each Group Company not to, without the prior written consent of GS, in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co. LLC, GS or any of its Affiliates, or any partner or employee of Goldman, Sachs & Co. LLC, GS or any of its Affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC, GS or any of its Affiliates, nor (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. LLC, GS or any of its Affiliates. Each Group Company further agrees that it shall, and the Covenantors shall cause each Group Company to, obtain written consent from GS prior to any Group Company’s issuance of any public statement detailing GS’ subscription for Notes pursuant to this Agreement.

13.3	No Fiduciary Duty.

The Parties acknowledge and agree that nothing in the Transaction Documents shall create a fiduciary duty of Goldman, Sachs & Co. LLC, GS or any of its Affiliates to the Covenantors, Mandra or the Shareholders.

13.4	Investment Banking Services.

Notwithstanding anything to the contrary herein or in the other Transaction Documents or any actions or omissions by representatives of Goldman, Sachs & Co. LLC, GS or any of its Affiliates in whatever capacity, including as an observer to the Board, it is understood that none of Goldman, Sachs & Co. LLC, GS nor any of its Affiliates is acting as a financial advisor, agent or underwriter to any Group Company or any of its Affiliates or otherwise on behalf of any Group Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

13.5	Exculpation among Investors

Each Investor acknowledges that it is not relying upon any person, firm or corporation other than the Group Companies and their respective officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to the other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the subscription of the Notes or the transactions contemplated herein or in any of the other Transaction Documents.

13.6	No Undisclosed Business.

No Group Company is engaged in insurance, banking, and financial services, public utility businesses or any other regulated businesses.

13.7	Transfer; Assignment.

(a)	No Covenantor shall assign or transfer this Agreement or any of its rights or duties hereunder to any Person.

(b)	Each Investor may assign this Agreement or any of its rights or transfer any of its obligations hereunder to any of its Affiliates without the consent of the Company or the other Investor.

13.8	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

13.9	Waiver. No waiver of any provision of this Agreement, and no consent or approval of a Party, shall be effective unless set forth in a written instrument signed by the Party waiving such provision or granting such consent or approval. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.10	Entire Agreement. This Agreement, together with the other Transaction Documents and any other documents referred to herein or therein, constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter (including any non-disclosure or confidentiality agreements entered into between or among any of the Parties or their respective Affiliates before the date hereof in respect of the transactions contemplated by the Transaction Documents).

13.11	Severability; Provisions Modifiable.

(a)	Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

(b)	If any restriction on any Party hereunder shall be adjudged to be void or unenforceable because it exceeds what is reasonable in all the circumstances for the protection of the interests of the Parties or any of them but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modifications as may be necessary to make it valid and effective.

13.12	Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by telecopier or facsimile or in the form of a “PDF” file. Each such counterpart shall be deemed an original signature, and all of them taken together shall constitute one document.

13.13	Several Liabilities. The liabilities of the Investors under or in relation to a breach of any representation, warranty, undertaking or covenant made under this Agreement by any of them shall be several, independent and not joint. No Investor shall have any liability in respect of any breach of any Transaction Document by the other Investor.

13.14	Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Investor shall be entitled to specific performance under the Transaction Documents. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by any Investor by reason of any breach of obligations hereunder by any Covenantor, and each Covenantor hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 14

GOVERNING LAW AND ARBITRATION

14.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its conflicts of law principles.

14.2	Arbitration.

(a)	Any dispute or claim arising out of or in connection with or relating to this Agreement or any other Transaction Document, or the breach, termination or invalidity hereof or thereof (including the validity, scope and enforceability of this arbitration provision) (a “Dispute”), shall be finally resolved by arbitration in Hong Kong under the auspices of the Arbitration Center and in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Arbitration Rules”) in force when the Notice of Arbitration (as contemplated under the HKIAC Arbitration Rules) is submitted and as may be amended by the rest of this Section 14.2. For the purpose of such arbitration, there shall be three arbitrators (the “Arbitration Board”). The Investors shall select one arbitrator and the Covenantors shall select one arbitrator. All selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the Arbitration Center shall select the third arbitrator. If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Arbitration Center.

(b)	The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 14.1. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)	In order to preserve its rights and remedies, any Party shall be entitled to seek any order for the preservation of property, including any interim injunctive relief, in accordance with applicable law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the Arbitration Board.

(d)	Without prejudice to Section 14.4, each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in section 12. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

(e)	The Parties agree to facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available documents, books, records and personnel under their control in accordance with the HKIAC Arbitration Rules, (iii) conducting arbitration hearings to the greater extent possible on successive Business Days and (iv) using their best efforts to observe the time periods established by the HKIAC Arbitration Rules or by the Arbitration Board for the submission of evidence and briefs.

(f)	The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be allocated between each Party as the Arbitration Board deems equitable.

(g)	Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the Arbitration Board was given.

14.3	Consolidation of Disputes. Where Disputes arise under this Agreement and under any of the other Transaction Documents which, in the reasonable opinion of the first arbitration panel to be appointed in any of the Disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitration panel shall have the power to order that the proceedings to resolve that Dispute shall be consolidated with those to resolve any of the other Disputes (whether or not proceedings to resolve those other Disputes have not yet been instituted), provided that no date for exchange of witness statements has been fixed. If the arbitration panel so orders, the parties to each Dispute which is a subject of such order shall be treated as having consented to that Dispute being finally decided:

(a)	by the arbitration panel that ordered the consolidation unless HKIAC decides that the arbitrator would not be suitable or impartial; and

(b)	in accordance with the procedure, at the seat specified in the arbitration clause in the Transaction Document under which the arbitration panel that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, ordered by the arbitration panel in the consolidated proceedings.

14.4	Service of Process

Without prejudice to any other mode of service allowed under any relevant law:

(a)	each Covenantor irrevocably appoints KK Mobile Investment Limited, having its registered office at Room D, 10/F., Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong, as its agent for service of process in relation to suit or proceeding before the Hong Kong courts in connection with this Agreement or any other Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by such Covenantor;

(b)	GS irrevocably appoints Goldman Sachs (Asia) L.L.C. located at 68/F, Cheung Kong Center, 2 Queen’s Road Central, Central, Hong Kong, as its agent for service of process in relation to suit or proceeding before the Hong Kong courts in connection with this Agreement or any other Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by GS;

(c)	Mandra irrevocably appoints Mandra Capital Limited, having its registered office at 10/F., Fung House, 19-20 Connaught Road Central, Hong Kong, as its agent for service of process in relation to suit or proceeding before the Hong Kong courts in connection with this Agreement or any other Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by Mandra,

(each such appointed agent, a “Process Agent”). Each of the Parties expressly agrees and consents to the provisions of this Section 14.4. Each Party hereby irrevocably authorizes and directs its Process Agent to accept such service on its behalf. Each Party further agrees to take any and all actions, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of its Process Agent in full force and effect so long as it has any outstanding obligations under this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE COMPANY

Aurora Mobile Limited

By:	/s/ LUO Weidong
Name: LUO Weidong
Title: Director

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE MAJOR SUBSIDIARIES

UA Mobile Limited

By:	/s/ LUO Weidong
Name: LUO Weidong
Title: Director

KK Mobile Investment Limited

By:	/s/ LUO Weidong
Name: LUO Weidong
Title: Director

JPush Information Consultation (Shenzhen) Co. Ltd. (吉浦斯信息咨询 (深圳)有限公司)

By:	/s/ WANG Xiaodao
Name: WANG Xiaodao
Title: Legal Representative

Shenzhen Hexun Huagu Information Technology Co. Ltd. (深圳市和讯华谷信息技术有限公司)

By:	/s/ WANG Xiaodao
Name: WANG Xiaodao
Title: Legal Representative

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

GS

Mercer Investments (Singapore) Pte. Ltd.

By:	/s/ Lo Swee Oi
Name: Lo Swee Oi
Title: Director

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Mandra

MANDRA IBASE LIMITED

By:	/s/ Song Yi ZHANG
Name: Song Yi ZHANG
Title: Director

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

SCHEDULE 1

MAJOR SUBSIDIARIES

1.	UA MOBILE LIMITED, a company duly incorporated and validly existing under the laws of the British Virgin Islands with company number 1714899, whose registered office is at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands VG1110 and a wholly owned subsidiary of the Company (“UA Mobile”);

2.	KK MOBILE INVESTMENT LIMITED, a company duly organized and validly existing under the laws of Hong Kong with company number 1759301, whose registered office is at Room D, 10/F., Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong and a wholly owned subsidiary of UA Mobile (“KK Mobile”);

3.	JPUSH INFORMATION CONSULTATION (SHENZHEN) CO. LTD. (吉浦斯信息咨询 (深圳)有限公司), a company duly organised and validly existing under the laws of the PRC whose registered office is at Room 503, Block 7, Zhiheng, Strategic Hi-tech Industrial Park, Guankou 2nd Road, Nanshan District, Shenzhen (“WFOE”); and

4.	SHENZHEN HEXUN HUAGU INFORMATION TECHNOLOGY CO. LTD. (深圳市和讯华谷信息技术有限公司), a company duly organized and validly existing under the laws of the PRC whose registered office is at Room 501, Block 7, Zhiheng Strategic Hi-tech Industrial Park, Guankou 2nd Road Nanshan District, Shenzhen (“Opco”).

SCHEDULE 2

PARTICULARS OF THE GROUP

PART A – COMPANY

1.	Registered office:	Harneys Fiduciary (Cayman) Limited, P.O. Box 10240, 4th Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1002, Cayman Islands 2.

2.	Date of incorporation: Incorporation Number:	April 9, 2014 286958

	Place of Incorporation:	Cayman Islands

3.	Directors:	LUO Weidong, WANG Xiaodao, ZHU Jianhuan, TANG Kwok Hin, PANG Jiawen, WANG Feng, LANG Meng, CHEN Guangyan, PAN Donghui

4.	Secretary:	N/A

5.	Share Capital: Authorized as of date hereof and as of Completion Date:	US$50,000 divided into 500,000,000 shares of par value US$0.0001 each

Issued and paid up as of date hereof:
42,666,670 Common Shares, 11,111,120 Series A Preferred Shares, 7,936,510 Series B Preferred Shares, 4,999,540 Series C Preferred Shares and 5,559,487 Series D Preferred Shares

Issued and paid up as of Completion Date (taking into consideration the redemption of 1,738,720 Series C Preferred Shares by the Company pursuant to a share redemption agreement entered into by the Company with T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L.實業控股(香港)有限公司 ) on March 15, 2018):
42,666,670 Common Shares, 11,111,120 Series A Preferred Shares, 7,936,510 Series B Preferred Shares, 3,260,820 Series C Preferred Shares and 5,559,487 Series D Preferred Shares

6.	Shareholders as of date hereof:

Registered Shareholder	No. of Shares	Type of Shares

KK MOBILE LIMITED	23,429,900	Ordinary Shares

STABLE VIEW LIMITED	1,937,380	Ordinary Shares

FOCUS AXIS LIMITED	1,937,380	Ordinary Shares

Mandra iBase Limited	10,666,670	Ordinary Shares

ELITE BRIGHT INTERNATIONAL LIMITED	2,133,330	Ordinary Shares

HAKIM International Development Co., Limited 漢鼎國際發展有限公司	2,562,010	Ordinary Shares

IDG-Accel China Growth Fund III L.P.	6,824,710	Series A Preferred Shares

IDG-Accel China III Investors L.P.	483,830	Series A Preferred Shares

ELITE BRIGHT INTERNATIONAL LIMITED	1,388,890	Series A Preferred Shares

Mandra iBase Limited	1,388,890	Series A Preferred Shares

Genesis Ventures Limited	1,024,800	Series A Preferred Shares

IDG-Accel China Growth Fund III L.P.	494,070	Series B Preferred Shares

IDG-Accel China III Investors L.P.	35,030	Series B Preferred Shares

ELITE BRIGHT INTERNATIONAL LIMITED	529,100	Series B Preferred Shares

Mandra iBase Limited	529,100	Series B Preferred Shares

Greatest Investments Limited	6,349,210	Series B Preferred Shares

Shenzhen Guohai Chuangxin Investment Management Limited Corporation (深圳国海创新投资管理有限公司)	2,173,400	Series C Preferred Shares

Greatest Investments Limited	235,160	Series C Preferred Shares

T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L. 實業控股(香港)有限公司)	1,738,720	Series C Preferred Shares

Mandra iBase Limited	634,920	Series C Preferred Shares

Genesis Ventures Limited	217,340	Series C Preferred Shares

Fidelity Investment Funds	28,062	Series D Preferred Shares

Fidelity China Special Situations PLC	2,441,572	Series D Preferred Shares

Fidelity Funds	3,089,853	Series D Preferred Shares

Note: The Company has entered into a share redemption agreement with T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L. 實業控股(香港)有限公司) on March 15, 2018, pursuant to which 1,738,720 Series C Preferred Shares held by T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L. 實業控股(香港)有限公司) will be redeemed and cancelled before Completion Date.

7.	Auditors	:	Ernst & Young

8.	Financial Year End	:	December 31

PART B – CAPITALIZATION TABLE OF THE COMPANY POST-COMPLETION POST-CONVERSION

Shareholders	Shares (including ESOP)	Shareholding Percentage
KK Mobile Limited	23,429,900 Common Shares	27.5563%
Stable View Limited	1,937,380 Common Shares	2.2786%
Focus Axis Limited	1,937,380 Common Shares	2.2786%
Elite Bright International Limited	2,133,330 Common Shares	2.5090%
	1,388,890 Series A Preferred Shares	1.6335%
	529,100 Series B Preferred Shares	0.6223%
HAKIM International Development Co.,Limited	2,562,010 Common Shares	3.0132%
Mandra iBase Limited	10,666,670 Common Shares	12.5452%
	1,388,890 Series A Preferred Shares	1.6335%
	529,100 Series B Preferred Shares	0.6223%
	634,920 Series C Preferred Shares	0.7467%
	425,128 Common Shares	0.5000%
IDG-Accel China Growth Fund III L.P	6,824,710 Series A Preferred Shares	8.0266%
	494,070 Series B Preferred Shares	0.5811%
IDG-Accel China III Investors L.P	483,830 Series A Preferred Shares	0.5690%
	35,030 Series B Preferred Shares	0.0412%
Greatest Investments Limited	6,349,210 Series B Preferred Shares	7.4674%
	235,160 Series C Preferred Shares	0.2766%
Shenzhen GuohaiChuangxin Investment Management Limited	2,173,400 Series C Preferred Shares	2.5562%
Genesis Ventures Limited	1,024,800 Series A Preferred Shares	1.2053%
	217,340 Series C Preferred Shares	0.2556%
Fidelity Investment Funds	28,062 Series D Preferred Shares	0.0330%
Fidelity China Special Situations PLC	2,441,572 Series D Preferred Shares	2.8716%
Fidelity Funds	3,089,853 Series D Preferred Shares	3.6340%
Mercer Investments (Singapore) Pte. Ltd.	2,550,769 Common Shares	3.0000%
ESOP	11,515,137 reserved Common Shares	13.5431%
Total	85,025,641Shares	100%

PART C – GROUP STRUCTURE CHART

PART D – PARTICULARS OF GROUP COMPANIES (OTHER THAN THE COMPANY)

UA MOBILE:

Company Name	UA MOBILE LIMITED
Registered Address	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands
Date of Incorporation	May 29, 2012
Place of Incorporation	British Virgin Islands
Director(s)	CHEN GUANGYAN(陈光炎), FANG JIAWEN(方家文), LANG MENG(郎蒙), LUO WEIDONG(罗伟东), PAN DONGHUI(潘东辉), TANG KWOK HIN(邓国轩), WANG FENG(王丰), WANG XIAODAO(王小导), ZHU JIAN HUAN
Authorized Shares	50,000
Issued Shares	50,000
Shareholder(s) (and share holding percentage)	AURORA MOBILE LIMITED (100%)

KK MOBILE:

Company Name	KK MOBILE INVESTMENT LIMITED
Registered Address	Room D, 10/F., Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong
Date of Incorporation	June 13, 2012
Place of Incorporation	Hong Kong
Director(s)	WANG XIAODAO(王小导), LUO WEIDONG(罗伟东), ZHU JIAN HUAN, TANG KWOK HIN(邓国轩), FANG JIAWEN(方家文), WANG FENG(王丰), LANG MENG(郎蒙), CHEN GUANGYAN(陈光炎), PAN DONGHUI(潘东辉)
Authorized Shares	10,000
Issued Shares	10,000
Shareholder(s) (and share holding percentage)	UA MOBILE LIMITED (100%)

WFOE:

Company Name	JPUSH INFORMATION CONSULTATION (SHENZHEN) CO., LTD. (吉浦斯信息咨询(深圳)有限公司 )

Registered Address	深圳市南山区南头关口二路智恒战略性新兴产业园 7 栋5楼503房
Date of Incorporation	July 10, 2014
Unified Social Credit Number	914403003105837236
Place of Incorporation	PRC
Legal Representative	WANG XIAODAO (王小导)
Director(s)	WANG XIAODAO (王小导), DENG GUOXUAN(鄧國軒), WANG FENG(王丰), PAN GONGHUI(潘东辉), LUO WEIDONG(罗伟东), LANG MENG(郎蒙), FANG JIAWEN(方家文), CHEN GUANGYAN(陈光炎), ZHU JIAN HUAN
Registered Capital (Paid Up Capital)	USD 57,011,111 (fully paid up)
Shareholder (and shareholding percentage)	KK MOBILE INVESTMENT LIMITED (100%)

Opco:

Company Name	SHENZHEN HEXUN HUAGU INFORMATION TECHNOLOGY CO., LTD. (深圳市和讯华谷信息技术有限公司)
Registered Address	深圳市南山区南头关口二路智恒战略性新兴产业园 7 栋501
Unified Social Credit Number	914403005977642993
Date of Incorporation	May 31, 2012
Place of Incorporation	PRC
Legal Representative	WANG XIAODAO (王小导)
Director(s)	WANG XIAODAO (王小导)
Registered Capital (Paid Up Capital)	RMB1,000,000 (fully paid up)
Shareholder (and shareholding percentage)	LUO WEIDONG(罗伟东, 80%), WANG XIAODAO(王小导, 10%), FANG JIAWEN (方家文, 10%)

PART E – KEY EMPLOYEES

Name	ID Number	Title

罗伟东	##################	CEO
陈菲	#######(#)	President
黄鑫	##################	CTO

SCHEDULE 3

ALLOCATION OF THE NOTES

Investor	Registered Address	Principal amount of Notes (US$)	Consideration (US$)	Percentage of Ownership of the Company (on a fully diluted basis)
Mercer Investments (Singapore) Pte. Ltd.	1 Raffles Link, #07-01, One Raffles Link, Singapore 039393	30,000,000	30,000,000	3%

Mandra	3rd Floor, J & C Building, P.O. Box 933, Road Town, Tortola, BVI, VG1110	5,000,000	5,000,000	0.5%

Total		35,000,000	35,000,000	3.5%

SCHEDULE 4

COVENANTOR WARRANTIES

Definitions

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

“Accounting Principles” means the generally accepted accounting principles of the jurisdiction of incorporation or establishment of any relevant Group Company or IFRS (or any other standard agreed by the Majority Investors and the Company).

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable laws.

“Indebtedness” means, with respect to any Person, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any equity securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Intellectual Property” means all letters patent, trademarks, service marks, designs, business names, utility models, inventions, database rights, copyrights, design rights, domain names, moral rights, inventions, Confidential Information, knowhow and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Liabilities” means all Indebtedness and other obligations and liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of the Group.

“Real Property” means any and all land, land use rights, buildings, structures, improvements and fixtures located thereon, easement and other rights in real property.

1.	CORPORATE MATTERS, AUTHORIZATION AND VALIDITY OF TRANSACTIONS

(a)	Organization, Standing and Qualification. Each of the Covenantors (to the extent that such Party is not a natural person) is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization. Each of the Covenantors has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.

(b)	Due Authorization. All actions on the part of each Covenantor and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution, delivery of, and the performance of all obligations of such Covenantor under this Agreement and the other Transaction Documents to which it is a party has been taken or will be taken prior to the Completion; and (ii) the authorization, issuance (or reservation for issuance) and delivery of the Notes and the Conversion Shares have been obtained or will have been obtained prior to the Completion. Each Covenantor has all requisite capacity, power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. Each Transaction Document to which a Covenantor is a party is a valid and binding obligation of such Covenantor, enforceable against it in accordance with its terms.

2.	VALIDITY AND STATUS OF THE NOTES AND CONVERSION SHARES

(a)	Notes. The Notes will:

(i)	be duly and validly authorized and issued;

(ii)	constitute direct, senior, unsubordinated, unconditional, non-guaranteed and unsecured obligations of the Company and rank (i) senior to all existing Indebtedness of the Company and (ii) pari passu with all other existing and future senior unsecured and unsubordinated obligations of the Company, without any preference or priority among themselves; and

(iii)	save as otherwise expressly provided for under the Transaction Documents, be freely transferable, free and clear of any Encumbrance.

(b)	Conversion Shares.

(i)	As of the Completion Date, the Conversion Shares will have been duly and validly reserved for issuance upon conversion of the Notes and, when issued upon such conversion in accordance with the Conditions, will:

(1)	be duly and validly authorized and issued, fully paid up and non-assessable;

(2)	rank pari passu with, and carry the same rights in all aspects as, the other Common Shares then outstanding and shall be entitled to all dividends and other distributions declared, paid or made thereon; and

(3)	save as otherwise expressly provided for under the Transaction Documents, be freely transferable, free and clear of any Encumbrance and will not be subject to calls for further funds.

(ii)	The Company has or, prior to the Completion Date, will have, sufficient authorized but unissued shares for the issue of such number of Conversion Shares upon conversion of the Notes.

(iii)	The issue of the Conversion Shares upon conversion of the Notes will not be subject to any pre-emptive or similar rights and there are no restrictions on transfers of the shares. The laws of the Company’s jurisdiction of incorporation contains no restriction on the transfer of the Conversion Shares provided that such transfer is effected in the manner set forth in and subject to the Conditions.

3.	CONSENTS AND COMPLIANCE

(a)	Approvals. All approval, authorization, consent, clearance, order or registration from or with any Governmental Authority or any other Person which are required to be obtained by each Covenantor in connection with the execution, delivery and performance by each Covenantor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated under this Agreement and the other Transaction Documents to which it is a party will have been obtained or completed (as applicable) prior to and be effective as of the Completion Date.

(b)	Non-Contravention. The execution, delivery and performance by each Covenantor of and compliance with this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in:

(i)	any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under:

(1)	the constitutional documents of any Covenantor (including the Charter Documents);

(2)	any term or provision of any Material Contract to which any Covenantor is a party or by which any Covenantor or its property or assets is bound; or

(3)	any applicable law;

(ii)	the creation or imposition of any Encumbrance upon, or with respect to, any of the properties or rights of any Covenantor (except for such Encumbrance created by the Transaction Documents and arising automatically by operation of law); or

(iii)	any termination, modification, cancellation or suspension of any material right of, or augmentation or acceleration of any material obligation of, any Covenantor.

4.	CAPITALIZATION

(a)	Company. The Company’s capital structure (including its authorized and issued share capital, and the holders thereof) as set forth in Part A of Schedule 2 is true, complete and accurate on the date hereof and will be true, complete and correct as of the Completion Date where expressly indicated therein. The Company’s capital structure (including its authorized and issued share capital, and the holders thereof) as set forth in Part B of Schedule 2 is a true, complete and accurate description of the share capital of the Company assuming the Completion has occurred and the Notes have converted into Conversion Shares.

(b)	Other Group Companies. The ownership of the Equity Interests of each Group Company (other than the Company) as set forth on Part D of Schedule 2 are complete, true and accurate as of the time indicated therein.

(c)	Status.

(i)	Except as set forth in Schedule 2, there are no outstanding Equity Interests of any Group Company. All presently outstanding Equity Interests of each Group Company were (or will be) duly and validly authorized and issued (or subscribed for) in compliance with all applicable laws, preemptive rights (or similar requirements) of any Person, are fully paid up and non-assessable, free and clear of any Encumbrance. The registered capital of each of the PRC Companies has been fully paid by its shareholders in accordance with the payment schedule as stipulated in its constitutional documents

(ii)	Except as contemplated in the Transaction Documents or as set forth on Schedule 2, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any Equity Interests of any Group Company or any securities convertible into or exchangeable or exercisable for any Equity Interests of any Group Company. Except as noted in this Section 4 and the rights provided in the Existing Shareholders’ Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person). Other than those provided in the Transaction Documents and the Existing Preference Share Documents, no existing Shareholder has any rights, privileges or protections more favorable than those granted to the Investors.

(d)	Corporate Structure. The corporate particulars of each of the Group Companies and the corporate structure of the Group as set forth in Schedule 2 are true, correct and complete. The corporate structure of the Group and the ownership and control relationship among the Group Companies and the establishment thereof are in compliance with applicable laws.

5.	LEGAL COMPLIANCE

(a)	Permits. Each Group Company has all approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval from or with any Governmental Authority (i) which are required and material to be obtained or made by any Covenantor under applicable laws in connection with the due and proper establishment of each Group Company and (ii) which are necessary and material to carry out the business and operations of each Group Company in each relevant jurisdiction as now conducted. Each of such approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval is valid and in full force and effect. No Group Company (i) is in material default or violation of any of such permits, licenses or other governmental approval, or (ii) has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any of such permits, licenses or other governmental approval. In respect of the approvals, permits, licenses, authorizations, certifications, registrations, filings or other governmental approval which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be timely granted by the relevant Governmental Authorities.

(b)	Compliance with Laws. Except as disclosed in Section 5 of the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable laws, and to the best knowledge of the Covenantors, none of them is under investigation with respect to any violation of any applicable law. The Control Documents (individually or when taken together) and the establishment of captive structure through the Control Documents do not violate any applicable laws.

(c)	PRC Companies. The constitutional documents and certificates of each PRC Company are valid and have been duly approved or issued (as applicable) by appropriate PRC Governmental Authorities. The capital and organizational structure of each PRC Company and the business conducted by such PRC Company are valid and in compliance in all material aspects with relevant PRC laws. All approvals, permits, licenses authorizations, certifications, registrations, filings and other governmental approval required under PRC laws for the establishment and operation of each PRC Company, have been obtained from the relevant PRC Governmental Authorities or completed in accordance with the relevant laws, and are in full force and effect. In respect of approvals, permits, licenses authorizations, certifications, registrations, filings and other governmental approval requisite for the conduct of any part of the business of such PRC Company which are subject to periodic renewal, none of the Covenantors has any reason to believe that such material requisite renewals will not be timely granted by the relevant PRC Governmental Authorities. Each PRC Company has been conducting its business activities within the permitted scope of business, and has been operating its business in compliance in all material aspects with all relevant legal requirements and with all requisite approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval granted by the competent PRC Governmental Authorities. No PRC Company has received any letter or notice from any governmental authority notifying the revocation of any approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval issued to it for material non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(d)	SAFE Compliance. All State Administration of Foreign Exchange of the PRC (“SAFE”) rules and regulations have been fully complied with by the Group Companies and their shareholders and beneficial owners and all requisite approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval required under the SAFE rules and regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and there exist no grounds on which any such approvals, permits, licenses authorizations, certifications, registrations, filings or other governmental approval may be cancelled or revoked or any PRC Company or its legal representative may be subject to liability or penalties for misrepresentations or failure to disclose information to the issuing SAFE. Each Person who beneficially owns any Equity Interests of the Company and is required to comply with the SAFE rules and regulations has registered with SAFE with respect to their direct or indirect holdings of Equity Interests in the Company in accordance with the SAFE rules and regulations. Such Person has not received any written inquiries, notifications, orders or any other forms of correspondence in writing from SAFE with respect to any actual or alleged non-compliance with the SAFE rules and regulations.

(e)	Anti-Corruption Laws Compliance. None of the Group Companies or, to the best knowledge of the Covenantors, any director, officer, agent, employee, or any other Person acting for or on behalf of the foregoing, has materially violated any Anti-Corruption Laws or anti-bribery laws, nor has any of the above Persons offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any government official or to any Person under circumstances where there is a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, for the purpose of (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, or (iv) inducing such government official to influence or affect any act or decision of any governmental authority, or assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

(f)	Securities Act Compliance. The issuance of Conversion Shares upon conversion of the Notes in accordance with the Conditions, will be exempt from the registration and qualification requirements of all applicable securities laws, including the U.S. Securities Act of 1933, as amended.

(g)	Compliance with Other Instruments. The constitutional documents of each Group Company are valid and have been duly approved or issued (as applicable) by competent Governmental Authorities in the jurisdiction where such Group Company is incorporated.

(h)	Use of Proceeds. Any and all Proceeds shall be used for general corporate and working capital purposes of the Group and up to fifty percent (50%) of the Proceeds for the repurchase of outstanding shares in the Company.

6.	CLAIMS AND PROCEEDINGS

(a)	Litigation. None of the Group Companies is involved in any Action or arbitration. To the best of the knowledge of any Covenantor, no such Action or arbitration is threatened against any Group Company.

(b)	No investigation. To the best of the knowledge of any Covenantor, there are no police, governmental or regulatory investigation against or affecting the Group Companies or any of their respective directors and no such investigation is threatened or contemplated.

7.	FINANCIAL MATTERS

(a)	Financial Statements. The Covenantors have delivered to the Investors true, correct and complete copies of (i) the audited consolidated financial statements of the Opco and the WFOE for the one-year period ended December 31, 2016 (the “Financial Statements”, and December 31, 2016, the “Balance Sheet Date”) and (ii) the unaudited consolidated financial statements of the Group taken as a whole for the one-year period ended December 31, 2016 ( the “2016 Unaudited Financial Statements”) and (iii) the unaudited consolidated financial statements of the Group taken as a whole for the eleven-month period ended November 30, 2017 (the “2017 Unaudited Financial Statements”, together with 2016 Unaudited Financial Statements, the “Unaudited Financial Statements”). Such Financial Statements and Unaudited Financial Statements (i) are true, correct and complete and (if audited) present a fair view of, or (if unaudited) fairly represent, the financial position of the Company and of the Group at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (ii) have been prepared in accordance with the Accounting Principles, applied on a consistent basis with the past practices of the Group throughout the periods indicated therein. Specifically, but not by way of limitation, the most recent balance sheets included within the Financial Statements and 2017 Unaudited Financial Statements disclose each Group Company’s complete and accurate Indebtedness and liabilities, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such Indebtedness and Liabilities are required to be disclosed on a balance sheet in accordance with the Accounting Principles applied on a consistent basis. Since the Balance Sheet Date, no Group Company has incurred any other liabilities other than current liabilities that were incurred after the Balance Sheet Date in the ordinary course of business consistent with its past practices that are not material in the aggregate. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with the Accounting Principles applied on a consistent basis.

(b)	Changes since Balance Sheet Date. Other than may be contemplated by the Transaction Documents, since the Balance Sheet Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any material agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not been any Material Adverse Effect and no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company:

(i)	any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii)	any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)	any waiver, termination, cancellation, settlement or compromise by a Group Company of a material right, debt or claim owed to it;

(iv)	any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Encumbrance or (2) any Indebtedness, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(v)	any amendment to or early termination of any Material Contract, any entering of any new contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any constitutional documents;

(vi)	any material change in any compensation arrangement or contract with any employee of any Group Company except in the ordinary course of business consistent with past practice, or adoption of any new benefit plan, or made any material change in any existing benefit plan;

(vii)	any declaration, setting aside or payment or other distribution in respect of any equity securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any equity securities by any Group Company;

(viii)	any material damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect to a Group Company;

(ix)	any material change in accounting methods or practices or any revaluation of any of its assets;

(x)	any change in the approved or registered business scope of any PRC Company or any change to any consent or permits held by such PRC Company;

(xi)	except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of taxes, settlement of any claim or assessment in respect of any taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any taxes, entry or change of any tax election, change of any method of accounting resulting in an amount of additional tax or filing of any material amended tax return;

(xii)	any commencement or settlement of any dispute;

(xiii)	any authorization, sale, issuance, transfer, pledge or other disposition of any equity securities of any Group Company;

(xiv)	any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company that is deemed essential to the business as now conducted;

(xv)	any Related Party transaction; or

(xvi)	any agreement or commitment to do any of the things described in this Section 6(b).

8.	MATERIAL CONTRACTS

(a)	The Covenantors have delivered a true copy of each Material Contract (as defined below) to the Investors. Each Material Contract is a valid, binding and enforceable agreement of the parties thereto, the performance of which does not and will not violate any applicable laws, and is in full force and effect, and each party thereto has duly performed all of its material obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default has occurred. There are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Contracts and no written notices of violation, default or termination has been received or given by any Covenantor in respect of any Material Contract, nor is any Covenantor aware, to the best of his knowledge, of any circumstances that may lead to the termination of any Material Contract.

(b)	For purposes hereof, “Material Contract” means such contract that any Group Company is a party to or are bound by, having an aggregate value, cost or amount, or imposing Liability on any Group Company in excess of US$50,000 or extending for more than one (1) year beyond the date of this Agreement, and that:

(i)	is not readily to be fulfilled or performed by a Group Company on time or without undue or unusual expenditure of money or efforts or a Group Company does not have the technical and other capabilities or the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business without realizing a loss on closing of performance,

(ii)	is material to the conduct and operations of a Group Company’s business and properties,

(iii)	involves any Related Party transactions as described in Section 13(a) below,

(iv)	relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of any Group Company,

(v)	is entered into with a material customer or material supplier of a Group Company or with a Governmental Authority,

(vi)	involves Indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the creation of any Encumbrance on any Equity Interest, properties or assets of any Group Company,

(vii)	involves the acquisition or sale of a business, a merger, consolidation, amalgamation, a partnership, joint venture, or similar arrangement,

(viii)	involves the transfer or license of any Intellectual Property to or from a Group Company (other than licenses from commercially readily available “off the shelf” computer software), or obligates a Group Company to share or develop any Intellectual Property with any third party,

(ix)	contains change in control, exclusivity, non-competition or similar clauses in each case which would be reasonably expected to impair, restrict or impose conditions on a Group Company’s right to offer or sell products or services in specified areas, during specified periods or otherwise,

(x)	the entering into and termination of which has or would be reasonably likely to have a Material Adverse Effect on any Group Company, or

(xi)	is otherwise substantially dependent on by a Group Company, or is not in the ordinary course of business of a Group Company.

(c)	Section 8 of the Disclosure Schedule lists all Material Contracts to which any Group Company is a party or by which its properties may be bound or affected.

9.	PROPERTIES

(a)	Title. The Group Companies have good and valid title to, or a valid leasehold interest in, all of the properties used by them, free from Encumbrances. Except for leased properties, no Person other than a Group Company owns any interest in any such properties. All leases of properties leased by the Group Companies are fully effective and afford the Group Companies the right to use and process such leased property. The Group Companies’ leased properties collectively represent in all material respects all properties necessary for the conduct of the Business in the manner currently conducted.

(b)	Real Property. The Group Companies do not own any Real Property. Section 9 of the Disclosure Schedule sets forth a true, accurate and complete list of all Real Properties held under lease (or otherwise used by any Group Company (the “Company Real Properties”). The Group Company named as the lessee of a Company Real Properties in Section 9 of the Disclosure Schedule leases such Company Real Properties under a valid, binding and enforceable lease. All leases of the Company Real Properties is in compliance with applicable laws, including with respect to the ownership, registered land use, operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such lease.

10.	INTELLECTUAL PROPERTY

(a)	Intellectual Property Ownership. Section 10 of the Disclosure Schedule sets forth a complete list of all Intellectual Property that are owned by, or registered or applied for in the name of, or licensed to each Group Company (the “Company Intellectual Properties”). Each Company Intellectual Properties is owned exclusively by, registered or applied for in the sole name of, or licensed exclusively to the relevant Group Company, and is not subject to any Encumbrance. All Company Intellectual Properties are valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. The Group Companies own or possess all rights and/or license to use all Intellectual Property necessary for the conduct of their respective businesses as currently being conducted. No Group Company has taken any actions or failed to take any actions that would cause any Company Intellectual Property to be invalid, unenforceable or not subsisting. No Company Intellectual Property is the subject to any Encumbrance, license or other contract granting rights therein to any other Person or any limit as to time or any other limitation, right of termination (including any change in the ownership or control of a Group Company) or restriction. No Company Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (ii) may affect the validity, use or enforceability of such material Company Intellectual Properties.

(b)	Infringement, Misappropriation and Claims. To the best knowledge of the Covenantors, (i) no Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing; (ii) no Person has violated, infringed or misappropriated any Company Intellectual Properties of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing; (iii) no Person has challenged or is challenging the ownership or use of any Company Intellectual Properties by a Group Company in writing; and (iv) no Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(c)	Assignment and Prior Intellectual Properties. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. None of the Group Companies believes it is or will be necessary to utilize in the course of any Group Company’s business operation any inventions of any of the Group Companies’ officers or employees (or any Person it currently intends to hire) made prior to or outside the scope of their employment by such Group Company. All employees, and to the best knowledge of the Covenantors, all contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by law. To the best knowledge of the Covenantors, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or is obligated under any contract, or subject to any judgment, decree or order of any Governmental Authority that would interfere with his or her best efforts to promote the interests of the Group Companies or that would conflict with the Business as presently conducted. No Group Company has granted, nor is any Group Company obliged to grant, any license, sub-license or assignment in respect of any Company Intellectual Property or Intellectual Property otherwise required for its business, and no Group Company has disclosed and nor is obliged to disclose any Confidential Information required for its business to any Person other than its employees for the purpose of carrying on its business in the ordinary course. There are no restrictions on the right of any Group Company to license or sub-license any Intellectual Property owned by it.

(d)	Protection of Intellectual Property. Each Group Company has taken reasonable steps to protect, maintain and safeguard Company Intellectual Properties and made all applicable filings, registrations and payments of fees in connection with the foregoing.

11.	EMPLOYMENT MATTERS

(a)	Except as disclosed in Section 11 of the Disclosure Schedule, each Group Company (i) is and has been in compliance in all aspects with all applicable laws regarding respecting employment, employment practices and terms and conditions of employment, including the applicable PRC laws pertaining to Social Insurances, (ii) has withheld and reported all amounts required by any applicable law or any contract to be withheld and reported with respect to wages, salaries and other payments to employees and (iii) is not liable for any arrear of wages, tax or penalty for failure to comply with any of the foregoing; and (iv) other than as required by applicable laws, is not liable for any payment to any trust or fund governed by or maintained by or on behalf of any Governmental Authority with respect to any Social Insurance or other benefits or obligations for employees.

(b)	Each employee, officer, director and consultants of the Group Companies has duly executed an employment agreement with such Group Company containing confidentiality, non-competition, non-solicitation, invention assignment provisions, which is in full force and effect and binding upon and enforceable against each such Person. To the best knowledge of the Covenantors, none of the employees, officers, directors or consultants is in violation of such employment agreement. None of the Covenantors is aware that any Key Employee (“Key Employee” shall mean each of the key employees set out in Part E of Schedule 2) of a Group Company intends to terminate his employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee. Except as required by applicable laws and the ESOP in effect as of the date of this Agreement, no Group Company has or maintains any employee benefit plan, employee pension plan, provident, medical insurance, life assurance, disability or other similar schemes or arrangements to which any Group Company contributed or is obligated to contribute thereunder for employees of any Group Company.

(c)	The employment relationship with and any service provided to any of the Group Company by any Key Employee is in no violation of any employment agreements, confidentiality, non-competition, non-solicitation and invention assignment agreements and any other employment-related agreements entered into by such Key Employee with any of his/her former or previous employer(s).

12.	TAX MATTERS

(a)	All tax returns required to be filed in all jurisdictions on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with applicable laws, and are up to date and correct. All Taxes in all jurisdictions owed by each Group Company (whether or not shown on every tax return) have been paid in full or provision for the payment thereof have been made. No deficiencies for any Taxes with respect to any tax returns have been asserted in writing by, and no notice of any pending action with respect to such tax returns has been received from, any Tax authority, and no dispute relating to any tax returns with any such Tax authority is outstanding or contemplated. Each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any tax return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

(b)	No audit of any tax return of each Group Company and no formal investigation with respect to any such tax return by any Tax authority is currently in progress. No Group Company has been or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes.

(c)	No written claim has been received by any Group Company in a jurisdiction where the Group does not file tax returns that any Group Company is or may be subject to taxation by that jurisdiction. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise. No Group Company has waived any statute of limitations with respect to any taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(d)	The assessment of any additional taxes with respect to the applicable Group Company for periods for which tax returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax liability of any Group Company. Since the Balance Sheet Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the tax returns filed by any Group Company, and there is no proposed liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(e)	All tax credits and tax holidays enjoyed by any Group Company established under applicable law since its establishment have been in compliance in all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable law published by relevant Governmental Authority.

(f)	No Group Company has been nor anticipates that it will be a “controlled foreign corporation” or “passive foreign investment company” as defined under the U.S. tax laws. No Group Company is or has ever been a U.S. real property holding corporation. No Group Company has any plan or intention to conduct its business in a manner that would be reasonably expected to result in such Group Company becoming a “controlled foreign corporation” or “passive foreign investment company” as defined under the U.S. tax laws or a U.S. real property holding corporation in the future.

13.	MISCELLANEOUS

(a)	Related Party Transactions. Except as disclosed in Section 13(a) of the Disclosure Schedule, no Related Party (i) has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is affiliated or Group Company has a business relationship, or competes (except for passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing), (ii) is, directly or indirectly, indebted to any Group Company, or (iii) has any direct or indirect interest in any contract or transaction with any Group Company. All contracts and transaction documents for any Related Party transaction were entered into by the parties thereto on an arm’s-length basis and no Material Adverse Effect on the Group Companies.

(b)	Registration Rights. Except as provided in the Existing Shareholders’ Agreement, no Group Company has granted or agreed to grant any Person or entity any registration rights (including piggyback registration rights) with respect to, nor is any Group Company obliged to list, any Group Company’s Equity Interests on any securities exchange. Except as contemplated under this Agreement or the Existing Shareholders’ Agreement, there are no voting or similar agreements which relate to any Group Company’s Equity Interests.

(c)	Insolvency. Prior to the Completion Date, (i) the aggregate assets of each Group Company, at a fair valuation, exceeds the aggregate Indebtedness of each such entity, as the Indebtedness becomes absolute and mature, and (ii) each Group Company has not incurred Indebtedness beyond its ability to pay such Indebtedness as such Indebtedness becomes absolute and matures. There has not been commenced against any Group Company an involuntary or voluntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or any action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs.

(d)	No Other Business. Each of the Company and UA Mobile was formed solely to acquire and hold the Equity Interests in its Subsidiaries and since its formation it has not engaged in any other business and has not incurred any liability in the course of its business of acquiring and holding its Equity Interests in its Subsidiaries. Each of the PRC Companies is conducting its business activities within the scope of business as disclosed to the Investors in writing. KK Mobile has engaged in the Business in Hong Kong.

(e)	Internal Controls. Each Group Company maintains a system of internal accounting controls. Any and all of the bank account of each Group Company is listed on Section 13(e) of the Disclosure Schedule.

(f)	Control Documents. Each of the Covenantors which is party to the Control Documents has full power, authority and legal right to execute, deliver and perform their respective obligations under each of the Control Documents to which it is a party, and upon the execution of the Control Documents, has authorized, executed and delivered each of the Control Documents to which it is a party and such obligations constitute valid, legal and binding obligations enforceable against it in accordance with the terms of each of such Control Documents. The execution, delivery and performance of each Control Document by the parties thereto does not and will not (i) result in any violation of the charter documents (if any) of any Covenantor; (ii) result in any violation of or penalty under any applicable laws; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, agreement, arrangement, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof and at the Completion Date to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject. Each of the Covenantors which is party to the Control Documents has duly performed all of its material obligations under each Control Document to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default has occurred. No written notices of violation, default or termination have been received in respect of any Control Document, and to the best knowledge of the Covenantors, no party to any Control Document intends to terminate any Control Document.

(g)	Corporate Records. Each of the Group Companies has properly and accurately maintained its corporate records in accordance with all applicable laws, including (i) minutes of each meeting of its board of directors, any committees of its board of directors and its shareholders, (ii) each written resolution in lieu of a meeting by its board of directors, any committees of its board of directors and its shareholders and (iii) all statutory registers and books and records.

(h)	Personal Information and Data Protection. Opco has implemented and maintains an adequate personal information and data protection system with respect to information received by Opco.

14.	DISCLOSURE

(a)	Each of the Covenantors has fully provided the Investors and its professional advisors with all information requested by the Investors to decide whether to subscribe for and purchase the Notes.

(b)	No representation or warranty or written information provided by the Covenantors in this Agreement, any other Transaction Document or in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they are made, true, accurate and not misleading.

(c)	There is no fact or circumstance relating to the affairs of any Group Company which has not been disclosed to the Investors and which if disclosed might (i) reasonably have been expected to influence the decision of an Investor to subscribe for the Notes or (ii) render any of the Financial Statements false or misleading in any material respect.

SCHEDULE 5

INVESTOR WARRANTIES

1.	As of the date hereof, such Investor is and as of the Completion Date, such Investor will be a company organized and existing under the laws of the jurisdiction of its incorporation.

2.	Such Investor has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by such Investor of this Agreement and the performance by such Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Investor. Assuming the due authorization, execution and delivery hereof by the other Party, this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3.	The execution, delivery and performance of this Agreement by such Investor will not:

(a)	violate any provision of the organizational documents of such Investor;

(b)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which such Investor is a party or by which such Investor is bound;

(c)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, such Investor or upon its securities, properties or business; or

(d)	violate any law or regulation of the jurisdiction where such Investor is incorporated or any other jurisdiction in which such Investor maintains a business presence.